Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK COMPLETES ACQUISITION OF MOCON, Inc.

BERWYN, PA, and MINNEAPOLIS, MN – June 22, 2017 – AMETEK, Inc. (NYSE: AME) today announced that it has completed its acquisition of MOCON, Inc. (NASDAQ: MOCO) for $30 per share in cash per fully diluted common share, or approximately $182 million net of cash acquired. The completion of the transaction follows approval from MOCON shareholders and the receipt of all regulatory approvals. As a result of the completion of the merger, the common stock of MOCON will no longer be listed for trading.

“We are pleased to have MOCON’s team join the AMETEK family,” said David A. Zapico, AMETEK Chief Executive Officer. “As the global leader in gas analysis instrumentation for package and permeation testing, MOCON helps us expand our gas analysis instrumentation business in the growing food and pharmaceutical packaging markets.”

MOCON joins AMETEK as part of its Process & Analytical Instruments Division within AMETEK’s Electronic Instruments Group. MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. For the calendar year ended December 31, 2016, MOCON had sales of approximately $63 million.

AMETEK Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of approximately $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.